EXHIBIT 23 - CONSENT OF KPMG LLP


                          INDEPENDENT AUDITORS' CONSENT



   The Board of Directors
   Tompkins County Trustco, Inc.



   We consent to incorporation by reference in the Registration Statement No. 333-00146 on Form S-8 of Tompkins County Trustco, Inc. of our report dated January 22, 1999, relating to the consolidated statements of condition of Tompkins County Trustco, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 1998, which report has been incorporated by reference in the December 31, 1998 annual report on Form 10-K of Tompkins County Trustco, Inc.


   /s/ KPMG LLP

   Syracuse, New York
   March 26, 1999